OPINION AND CONSENT OF DORSEY & WHITNEY LLP

Exhibits 5.1 and 23.2

November 21, 2014

Franklin Covey Co.
2200 West Parkway Boulevard
Salt Lake City, UT 84119

Re:         Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Franklin Covey Co., a Utah corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by certain selling shareholders of up to 3,212,805 common shares, par value $0.05 per share, of the Company (the “Shares”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the State of Utah.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

DFM/NST